UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                  333-78573
                                                                  333-78573-01
                                          Commission File Number  333-78571
                                                                  333-78571-05
                                                                  --------------


                               MUZAK HOLDINGS LLC
                           MUZAK HOLDINGS FINANCE CORP
                                    MUZAK LLC
                               MUZAK FINANCE CORP
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             (Exact name of registrant as specified in its charter)

                               3318 LAKEMONT BLVD.
                               FORT MILL, SC 29708
                                 (803) 396-3000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            10% Senior Notes due 2009
                    9 7/8% Senior Subordinated Notes due 2009
                       13% Senior Discount Notes due 2010
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]         Rule 12h-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(ii)  [ ]         Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification
     or notice date:                    10% Senior Notes - 18
                                        9 7/8% Senior Sub Notes - 16
                                        13% Senior Discount Notes - 9
                                       -----------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, each of Muzak Holdings LLC, Muzak Holdings Finance Corp, Muzak LLC and Muzak Finance Corp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   December 31, 2007                      By:  /s/ R. Dodd Haynes
                                               ---------------------------------
                                               R. Dodd Haynes
                                               Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any duly authorized person. The name and title of person signing the form shall be typed or printed under the signature